Consent of Ernst & Young
               LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, Class C, and Class Y Shares Prospectus and "Disclosure of Portfolio Holdings", "Independent Registered Public Accounting Firm" and "Financial Statements" in the Class A, Class B, Class C and Class Y Shares Statement of Additional Information and to the incorporation by reference of our report, dated October 21, 2009, on the financial statements and financial highlights of Pioneer Short Term Income Fund included in the Annual Report to the Shareowners for the year ended August 31, 2009 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 7 to the Registration Statement (Form N-1A, No. 333-114423) of Pioneer Short Term Income Fund.

                                                           /s/ ERNST & YOUNG LLP

Boston, Massachusetts
December 22, 2009